EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Post-Effective Amendment No. 1 for Form S-8 Registration Statement No. 333-217053 of DXC Technology Corporation of our report dated June 28, 2018, with respect to the statement of net assets available for plan benefits of the DXC Technology Matched Asset Plan (the Plan) as of December 31, 2017, which report appears in the December 31, 2018 Annual Report on Form 11-K of the Plan.

/s/ Johnson Lambert LLP
Vienna, Virginia
June 28, 2019